Exhibt 4.7

REVOLVING LOAN AGREEMENT AMENDMENT THREE

Amendment Date: September 24, 2007

Amended Credit Limit: $25,000.00

RFG Acquisition II Inc., a Delaware corporation, promises to pay RICHARD F. BESTON, JR. (“Lender”), an individual, the amended sum of TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($25,000.00) (the “Amended Credit Limit”) or such other principal amount that may be outstanding, in no case to exceed the Amended Credit Limit, as evidenced by the books and records of Lender.

This Agreement Three hereby amends the Credit Limit as defined in the Revolving Loan Agreement, dated November 20, 2006, as amended, by and among RFG Acquisition I Inc. and Richard F. Beston, Jr. All other terms and conditions of the original Revolving Loan Agreement, dated November 20, 2006, as amended, remain unchanged and in full force and effect.

This Agreement Three is effective as of the date listed above.

RFG Acquisition II Inc.
By:	/s/ David W. Matre
David W. Matre Chief Financial Officer

“Lender”
/s/ Richard F. Beston, Jr.
RICHARD F. BESTON, JR., an individual

DO NOT DESTROY THIS ORIGINAL AGREEMENT AMENDMENT